Exhibit 99.1

                 MOOG REPORTS 13% INCREASE IN EARNINGS PER SHARE

    EAST AURORA, N.Y., Jan. 27 /PRNewswire-FirstCall/ -- Moog Inc. (NYSE: MOG.A and MOG.B) announced net earnings for the first quarter of $16.8 million or 43 cents per share, an increase of 13% from the same period a year ago. Sales for the quarter were up 24% to $310 million with all four of the Company's business segments posting strong growth.

    Total Aircraft sales were up 20% to $127 million. Military aircraft sales were up 11% to $80 million with the biggest increases on the F-35 Joint Strike Fighter Program and in the aftermarket. Commercial aircraft sales were up 39% to $47 million. Increased deliveries of original equipment to Boeing, Airbus, Raytheon, Gulfstream and Bombardier contributed to the sales increase. Commercial aircraft aftermarket revenues were up 49% to almost $20 million.

    The Space and Defense segment had sales for the quarter of $37.1 million, a gain of $3.9 million or 12% over the previous year. This is primarily due to work on tactical missile programs and a refurbishment contract on the Minuteman Program. The Flo-Tork acquisition, which was completed in November, contributed sales of $700,000 to the segment.

    Industrial sales were up 20% to $90 million. Much of that increase was provided by two recent acquisitions. Including those revenues, sales of controls for flight-training simulators almost tripled to $9.4 million. Sales were also up dramatically for turbine controls, material test equipment, and controls for steel mills.

    The Components Group also had the benefit of a recent acquisition and, as a result, sales were up 59% from a year ago. Excluding the acquisition, sales would have been up 20%. The segment's largest increase was provided by medical equipment which increased 58% to a new total of $12 million. The acquisition of Kaydon's Power and Data Technology group made strong contributions to sales of controls in both marine and defense applications. Sales of components used on aircraft were $17 million in the quarter, up over $3 million from a year ago. Two-thirds of that increase was in aftermarket revenue.

    Backlog of $571 million was up 19% from a year ago. Of the $89 million increase, $56 million was the impact of recent acquisitions.

    This is the first quarter in which the Company recorded an expense related to the grant of stock options. The normal quarterly expense is expected to be about $400,000, after tax, but in this quarter that expense amounted to $1.4 million, after tax, or 3 cents a share. The Company incurred a similar expense as the result of the termination of a long-term sales representation agreement. This expense was mostly felt in Space and Defense. Lastly, the Company had a $1.9 million, after tax, write-off, the result of an adverse U.K. tax ruling which eliminated the value of a tax asset on the books of Moog's Company in the U.K.

    "In spite of some unusual expenses in the quarter, the Company had a very strong start for fiscal '06," said R. T. Brady, Chairman and CEO. "Sales were up across the board. We had strong organic growth and our new acquisitions performed better than anticipated. We're looking for even stronger earnings performance in the quarters ahead."

    The Company updated its guidance for fiscal '06. Sales are now projected to be in the range from $1.198 billion to $1.218 billion. Net earnings are forecasted in the range of $71.4 million to $74.8 million and earnings per share in the range of $1.81 to $1.89 with a midrange estimate of $1.85 per share.

    Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog's high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, and medical equipment.

    Additional information about the Company's quarter ended December 31, 2005 can be found on its website, http://www.moog.com, including a text of its prepared conference call remarks.

    Cautionary Statement

    Information included herein or incorporated by reference that does not consist of historical facts, including statements accompanied by or containing words such as "may," "will," "should," "believes," "expects," "expected," "intends," "plans," "projects," "estimates," "predicts," "potential," "outlook," "forecast," "anticipates," "presume" and "assume," are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include (i) fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products and industrial capital goods, (ii) our dependence on government contracts that may not be fully funded or may be terminated, (iii) our dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of our sales, (iv) the possibility that the demand for our products may be reduced if we are unable to adapt to technological change, (v) intense competition which may require us to lower prices or offer more favorable terms of sale, (vi) our significant indebtedness which could limit our operational and financial flexibility, (vii) the possibility that new product and research and development efforts may not be successful which could reduce our sales and profits, (viii) higher pension costs and increased cash funding requirements, which could occur in future years if future actual plan results differ from assumptions used for our defined benefit pension plans, including returns on plan assets and discount rates, (ix) a write-off of all or part of our goodwill, which could adversely affect our operating results and net worth and cause us to violate covenants in our bank agreements, (x) the potential for substantial fines and penalties or suspension or debarment from future contracts in the event we do not comply with regulations relating to defense industry contracting, (xi) the potential for cost overruns on development jobs and fixed price contracts and the risk that actual results may differ from estimates used in contract accounting, (xii) the possibility that our subcontractors may fail to perform their contractual obligations, which may adversely affect our contract performance and our ability to obtain future business, (xiii) our ability to successfully identify and consummate acquisitions and integrate the acquired businesses, and the risks associated with acquisitions, including that the acquired businesses do not perform in accordance with our expectations, and that we assume unknown liabilities in connection with the acquired businesses and that indemnification from the sellers of the acquired businesses for these liabilities will be limited or unavailable, (xiv) our dependence on our management team and key personnel, (xv) the possibility of a catastrophic loss of one or more of our manufacturing facilities, (xvi) the possibility that future terror attacks, war or other civil disturbances could negatively impact our business, (xvii) our operations in foreign countries could expose us to political risks and adverse changes in local, legal, tax and regulatory schemes, (xviii) the possibility that government regulation could limit our ability to sell our products outside the United States, (xix) the impact of product liability claims related to our products used in applications where failure can result in significant property damage, injury or death and in damage to our reputation, (xx) the possibility that litigation may result unfavorably to us, (xxi) foreign currency fluctuations in those countries in which we do business and other risks associated with international operations and (xxii) the cost of compliance with environmental laws. The factors identified above are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

                                    MOOG INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                  (dollars in thousands, except per share data)

                                             Fourteen         Thirteen
                                               Weeks            Weeks
                                               Ended            Ended
                                            December 31,     December 25,
                                                2005             2004
                                           --------------   --------------
Net sales                                  $      310,171   $      249,303
Cost of sales                                     209,574          173,883
Gross profit                                      100,597           75,420

Research and development                           13,607            9,009
Selling, general and administrative                53,560           40,919
Interest                                            5,620            2,709
Other                                                 327              (44)
                                                   73,114           52,593

Earnings before income taxes                       27,483           22,827

Income taxes                                       10,686            7,852

Net earnings                               $       16,797   $       14,975

Net earnings per share
 Basic                                     $         0.43   $         0.39
 Diluted                                   $         0.43   $         0.38

Average common shares outstanding
 Basic                                         38,665,125       38,588,226
 Diluted                                       39,339,472       39,444,668

                                    MOOG INC.
                     CONSOLIDATED SALES AND OPERATING PROFIT
                             (dollars in thousands)

                                              Fourteen         Thirteen
                                                Weeks            Weeks
                                                Ended            Ended
                                            December 31,     December 25,
                                                2005             2004
                                           --------------   --------------
Net Sales
 Aircraft Controls                         $      127,105   $      106,180
 Space & Defense Controls                          37,102           33,182
 Industrial Controls                               90,142           74,870
 Components                                        55,822           35,071
Net sales                                  $      310,171   $      249,303

Operating Profit and Margins
 Aircraft Controls                         $       15,940   $       15,113
                                                     12.5%            14.2%
 Space & Defense Controls                           1,768            3,255
                                                      4.8%             9.8%
 Industrial Controls                               11,550            5,475
                                                     12.8%             7.3%
 Components                                        10,147            4,650
                                                     18.2%            13.3%
Total operating profit                             39,405           28,493
                                                     12.7%            11.4%

Deductions from operating profit
 Interest expense                                   5,620            2,709
 Stock option expense                               2,012               --
 Corporate expenses and other                       4,290            2,957
Earnings before Income Taxes               $       27,483   $       22,827

                                    MOOG INC.
                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                            December 31,     September 24,
                                                2005             2005
                                           --------------   --------------
Cash                                       $       36,543   $       33,750
Receivables                                       305,103          296,986
Inventories                                       231,334          215,425
Other current assets                               55,220           53,897
 Total current assets                             628,200          600,058
Property, plant and equipment                     272,306          262,841
Goodwill                                          384,187          378,205
Other non-current assets                           65,955           62,223
 Total assets                              $    1,350,648   $    1,303,327

Notes payable                              $          884   $          885
Current installments of
 long-term debt                                    16,995           17,035
Contract loss reserves                             15,953           14,121
Other current liabilities                         258,840          255,311
 Total current liabilities                        292,672          287,352
Long-term debt                                    356,573          330,977
Other long-term liabilities                       164,829          163,961
 Total liabilities                                814,074          782,290
Shareholders' equity                              536,574          521,037
 Total liabilities and
  shareholders' equity                     $    1,350,648   $    1,303,327

SOURCE  Moog Inc.
    -0-                             01/27/2006
    /CONTACT:  Ann Marie Luhr of Moog Inc., +1-716-687-4225 /
    /First Call Analyst: /
    /FCMN Contact: aluhr@moog.com /
    /Web site:  http://www.moog.com /
    (MOGA MOGB)